UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                               (Amendment No. 1)

                              Terra Industries Inc.
                              ---------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    880915103
                                    ---------
                                 (CUSIP Number)

                                 August 15, 2005
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                            -----------------
CUSIP No. 880915103                    13G                     Page 2 of 7 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Duquesne Capital Management, L.L.C.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Pennsylvania
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
NUMBER OF            6      SHARED VOTING POWER
SHARES
BENEFICIALLY                0
OWNED BY             ------ ----------------------------------------------------
EACH                 7      SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP No. 880915103                    13G                     Page 3 of 7 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Windmill Master Fund L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
NUMBER OF            6      SHARED VOTING POWER
SHARES
BENEFICIALLY                0
OWNED BY             ------ ----------------------------------------------------
EACH                 7      SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------                                            -----------------
CUSIP No. 880915103                    13G                     Page 4 of 7 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Stanley F. Druckenmiller
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [X]

---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
NUMBER OF            6      SHARED VOTING POWER
SHARES
BENEFICIALLY                0
OWNED BY             ------ ----------------------------------------------------
EACH                 7      SOLE DISPOSITIVE POWER
REPORTING
PERSON                      0
WITH                 ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 1 to Schedule 13G (this "Amendment No. 1") is being filed with respect to the Common Stock of Terra Industries Inc., a Maryland corporation, to amend the Schedule 13G filed on December 23, 2004 (the "Schedule 13G") and to report beneficial ownership of less than 5% of the total outstanding Common Stock. Capitalized terms used but not defined herein have the meaning ascribed thereto in the Schedule 13G.

Item 4:             Ownership:
------              ---------

     Item 4 of the Schedule 13G is hereby amended by the deletion of the entirety of the text thereof and its replacement with the following:

A.   Duquesne Capital
     ----------------

     (a) Amount beneficially owned: -0-.
     (b) Percent of class: 0.0% The percentages used herein and in the rest of this Schedule 13G are calculated based upon the 93,010,269 shares of Common Stock issued and outstanding as of June 30, 2005, as reflected in the Company's Quarterly Report on Form 10-Q, filed on August 9, 2005.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: -0-
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: -0-

B.   Mr. Druckenmiller
     -----------------

     (a) Amount beneficially owned: -0-
     (b) Percent of class: 0.0%.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: -0-
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: -0-

C.   The Fund
     --------

     (a) Amount beneficially owned: -0-
     (b) Percent of class: 0.0%.
     (c) Number of shares as to which such person has:
          (i) Sole power to vote or direct the vote: -0-
          (ii) Shared power to vote or direct the vote: -0-
          (iii) Sole power to dispose or direct the disposition: -0-
          (iv) Shared power to dispose or direct the disposition: -0-

Item 5:             Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 10:            Certification:
-------             -------------

     Each Reporting Person hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


             [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: August 15, 2005


                                        DUQUESNE CAPITAL MANAGEMENT, L.L.C.

                                        By: /s/ Gerald Kerner
                                            ------------------------------
                                            Name:  Gerald Kerner
                                            Title: Managing Director


                                        STANLEY F. DRUCKENMILLER

                                        By: /s/ Gerald Kerner
                                            ------------------------------
                                            Name:  Gerald Kerner
                                            Title: Attorney-in-Fact


                                        WINDMILL MASTER FUND L.P.

                                        By: Duquesne Holdings LLC,
                                            its general partner

                                        By: Stanley F. Druckenmiller,
                                            its managing member

                                        By: /s/ Gerald Kerner
                                            ------------------------------
                                            Name:  Gerald Kerner
                                            Title: Attorney-in-Fact







    [SIGNATURE PAGE TO AMENDMENT NO. 1 TO SCHEDULE 13G WITH RESPECT TO TERRA
                                INDUSTRIES INC.]